UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

Erasca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40602	83-1217027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row
Suite 300
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 465-6511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ERAS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2022, Erasca, Inc. (the Company) entered into an exclusive license agreement (the License Agreement) with Novartis Pharma AG (Novartis) under which the Company was granted an exclusive, worldwide, royalty-bearing license to certain patent and other intellectual property rights owned or controlled by Novartis to develop, manufacture, use, and commercialize naporafenib in all fields of use. The Company has the right to sublicense (through multiple tiers) its rights under the License Agreement, subject to certain limitations and conditions, and is required to use commercially reasonable efforts to commercialize licensed products in certain geographical markets.

The license granted under the License Agreement is subject to Novartis’ reserved right to: (i) develop, manufacture, use, and commercialize compounds unrelated to naporafenib under the licensed patent rights and know-how, (ii) use the licensed patent rights and know-how for non-clinical research purposes, and (iii) use the licensed patent rights and know-how to the extent necessary to perform ongoing clinical trials and its obligations under existing contracts and under the License Agreement.

Under the License Agreement, the Company will make an upfront cash payment to Novartis of $20 million, and issued to Novartis shares of common stock of the Company having an aggregate value of approximately $80 million (the Shares). The Shares were issued in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving any public offering. The Company relied upon this exemption from registration based in part on representations made by Novartis in a stock issuance agreement entered into between the Company and Novartis, dated December 9, 2022. During the six-month period following the date of the stock issuance agreement, Novartis agreed not to sell or otherwise transfer, subject to certain exceptions, the Shares, and for the period until one year following the date of issuance, to certain volume restriction on any sales of Shares.

The Company is obligated to make future regulatory milestone payments of up to $80 million and sales milestone payments of up to $200 million. The Company is also obligated to pay royalties on net sales of all licensed products, in the low-single digit percentages, subject to certain reductions.

The License Agreement will expire upon the last to expire royalty term, which is determined on a licensed product-by-licensed product and country-by-country basis, and is the later of: (i) ten years from the date of first commercial sale for the licensed product in such country, (ii) the last to expire valid claim within the licensed patent rights covering such licensed product, or (iii) the expiration of all regulatory exclusivity for the licensed product in such country. Upon expiration of the License Agreement, on a licensed product-by-licensed product and country-by-country basis, the Company will have a fully paid-up, perpetual, and irrevocable license to develop, manufacture, use, and commercialize the licensed products.

The License Agreement may be terminated in its entirety by either party in the event of an uncured material breach by the other party. Novartis may terminate the License Agreement upon written notice in the event the Company becomes subject to specified bankruptcy, insolvency, or similar circumstances. The Company may terminate the License Agreement in its entirety at any time upon the provision of prior written notice to Novartis.

Upon termination of the License Agreement for any reason, all rights and licenses granted to the Company will terminate. In addition, upon termination of the License Agreement for any reason other than its natural expiration, Novartis has an option to negotiate a license under any patent rights, know-how, or other intellectual property rights relating to the licensed products that are owned or controlled by the Company for the purpose of developing, manufacturing and commercializing the licensed products on terms to be negotiated between the parties.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 31, 2022.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above with respect to the issuance of the Shares is incorporated in this Item 3.02 by reference.

Item 8.01 Other Events.

An updated Company presentation, including an overview of naporafenib, is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Erasca, Inc. Corporate Presentation, dated December 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Erasca, Inc.

Date: December 9, 2022	By:	/s/ Ebun Garner
Ebun Garner, General Counsel